As filed with the U.S. Securities Exchange Commission on March 11, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Grindrod Shipping Holdings Ltd.

(Exact name of registrant as specified in its charter)

Singapore	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Cantonment Road #03-01 Southpoint Singapore	089763
(Address of Principal Executive Offices)	(Zip Code)

Grindrod Shipping Holdings Ltd. 2018 Forfeitable Share Plan
(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-66806

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Joshua Wechsler

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza, New York, NY 10004

United States

Tel: (212) 859-8000

Fax: (212) 859-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

Explanatory Note

This Registration Statement on Form S-8 is being filed by the Registrant for the purposes of registering 1,931,002 new Ordinary Shares of the Registrant, which may be issued pursuant to the vesting of awards granted or that may be granted under the Registrant’s 2018 Forfeitable Share Plan. The Registrant’s shareholders approved the 2018 Forfeitable Share Plan on May 4, 2018.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	Annual Report of the Registrant on Form 20-F filed with the Commission on March 31, 2021, for the fiscal year ended December 31, 2020;

(b)	The current report on Form 6-K filed with the Commission on August 18, 2021;

(c)	The description of the Registrant’s capital stock contained in its Registration Statement on Form 20-F filed with the Commission on March 23, 2018, including any subsequent amendments or reports filed for the purpose of updating such description; and

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 20-F referenced above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and, to the extent designated therein, certain reports on Form 6-K that we submit to the Commission after the date hereof, prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statements and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Constitution provides that, subject to the provisions of and so far as may be permitted by the Companies Act 1967 and every other act for the time being in force concerning companies and affecting the Registrant, every director, auditor, secretary or other officer of the Registrant and its subsidiaries and affiliates shall be entitled to be indemnified by the Registrant against all costs, interest, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties and where he serves at the request of the Registrant as a director, officer, employee or agent of any subsidiary or affiliate of the Registrant or in relation thereto including any liability by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Registrant and in which judgment is given in his favour (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court, including, without limitation, provided that there is no conflict with the Companies Act 1967 and every other act for the time being in force concerning companies and affecting the Registrant. Without prejudice to the generality of the foregoing, no director, manager, secretary or other officer of the Registrant shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the Registrant or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same happen through his own negligence, wilful default, breach of duty or breach of trust.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1(1)	Constitution of Grindrod Shipping Holdings Ltd., as currently in effect.

4.2(2)	Form of Specimen Ordinary Share Certificate (Grindrod Shipping Holdings Ltd.).

5.1*	Opinion of Wong Tan & Molly Lim LLC, relating to the legality of securities being registered.

23.1*	Consent of Deloitte and Touche LLP.

23.2*	Consent of Wong Tan & Molly Lim LLC (included in opinion of counsel filed as Exhibit 5.1).

24.1*	Power of Attorney (contained on signature page to this Registration Statement).

99.1(3)	2018 Forfeitable Share Plan.

107.1*	Filing Fee Table.

*	Filed herewith.
(1)	Incorporated by reference to Exhibit 1.1 to Amendment No. 3 to the Registrant’s registration statement on Form 20-F filed with the SEC on June 5, 2018.
(2)	Incorporated by reference to Exhibit 2.4 to Amendment No. 3 to the Registrant’s registration statement on Form 20-F filed with the SEC on June 5, 2018.
(3)	Incorporated herein by reference to Exhibit 4.2 of Registrant’s registration statement on Form 20-F filed with the SEC on April 6, 2018.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

Provided, however, that

(1) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on this 11th day of March, 2022.

Grindrod Shipping Holdings Ltd.

By:	/s/ Stephen Griffiths

Name: Stephen Griffiths

Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Martyn Wade and Stephen Griffiths and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including any and all amendments, including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-act, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Martyn Wade	Chief Executive Officer and Director	March 11, 2022
Martyn Wade	(Principal Executive Officer)

/s/ Stephen Griffiths	Chief Financial Officer and Director	March 11, 2022
Stephen Griffiths	(Principal Financial and Accounting Officer)

/s/ Michael Hankinson	Chairman of the Board	March 11, 2022
Michael Hankinson

/s/ John Herholdt	Director	March 11, 2022
John Herholdt

/s/ Quah Ban Huat	Director	March 11, 2022
Quah Ban Huat

/s/ Murray Grindrod	Director	March 11, 2022
Murray Grindrod

/s/ Paul Over	Director	March 11, 2022
Paul Over

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States, has signed this registration statement in the City of Newark, State of Delaware, on March 11, 2022.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director